Exhibit 99.1

NEWS RELEASE
27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%;

Continues Strong Cash Generation for Growth

●	Achieved 14 consecutive quarters of comparable-store sales growth; Two-year comparable sales up 7.9%

●	Second quarter revenue was $30.0 million; Consolidated comparable-store sales were up 2.3% when adjusted for the Easter holiday

●	Second quarter Adjusted EBITDA, a non-GAAP measure(1), increased nearly 22% to $3.9 million and margin expanded 110 basis points to 12.9%; Restaurant-level EBITDA margin reached 19.9%

●	On track for over 25% unit growth in 2014, driven by the Company’s recent acquisition and eight restaurant openings planned for second half 2014

●	2014 revenue guidance adjusted for acquisition to a range of $128 million to $133 million

SOUTHFIELD, MI, August 8, 2014 -- Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced today the results for the second quarter ended June 29, 2014.

Michael Ansley, President and CEO of DRH commented, “We delivered another solid quarter with double digit sales growth. In fact, we have had double digit quarter-over-quarter growth for 24 of the last 26 quarters. To continue our long-term success, we’ve taken many steps to ensure that we stay focused on delighting our guests through investment in our locations and technology.”

Second Quarter Highlights

●	Opened 2 new Bagger Dave’s with new interior design and refreshed 3	●	Relocated 2 BWWs with new, attractive Stadia design

●	Rolled out new Bagger Dave’s website, www.baggerdaves.com	●	Rolled out online ordering in 22 BWW locations: one of first franchisees to do so

●	Converted 15 additional locations to new Aloha POS – over 80% completed	●	Subsequent to Q2, acquired 3 existing BWW locations in Florida

Mr. Ansley continued, “Customers are enjoying the new interior and exterior design introduced at two Bagger Dave’s restaurants this quarter. We believe that it has been successful at attracting customers and contributing to the growth of our brand. In addition, we continue to generate cash and deliver robust levels of restaurant profitability. And, as we continue to expand our top-line, we expect to demonstrate additional operating leverage.”

Second Quarter 2014 Review

Revenue for the quarter was $30.0 million, an increase of $3.0 million, or 11.3%, over the prior-year period. Higher revenue was driven by the addition of nine new restaurants comprised of eight Bagger Dave’s and one BWW location, as well as a 1.2% (unadjusted) increase in second quarter consolidated comparable-store sales for 30 BWW and 10 Bagger Dave’s. Comparable-store sales growth was driven primarily by increased traffic in the last two months of the quarter; however, it was negatively impacted 110 basis points due to restaurant closings for the Easter Sunday holiday. Easter fell in the second quarter this year and in the first quarter in 2013. When adjusting for the Easter holiday, comparable-store sales were up 2.3%. The Company achieved stronger traffic in May and June as the World Cup was a solid attraction, though this was somewhat offset by the impact of local professional sports teams’ performance. Two-year comparable sales grew 7.9% for the quarter.

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

At the end of the second quarter, the Company had 56 restaurants, comprised of 20 Bagger Dave’s and 36 BWW. This was an increase of 19.1% from 47 restaurants at the end of the prior-year second quarter. Subsequent the close of the second quarter, DRH completed its acquisition of three Florida BWW restaurants. By year end, the Company expects to have 68 restaurants.

Second Quarter 2014 Operating Results

Food, beverage, and packaging costs as a percentage of revenue declined to 28.7% compared with 29.7% in the second quarter of 2013. The 100 basis point improvement was primarily due to lower chicken wing prices. The average cost per pound for bone-in chicken wings was $1.40 compared with $1.61 in the prior-year period.

Compensation costs increased by $0.9 million, or 12.9%, to $7.8 million.  The increase was driven by additional staffing required for the nine new restaurants.  As a percentage of revenue, compensation costs were 25.9% compared with 25.5% in the same quarter last year.

Second quarter general and administrative (G&A) expenses increased by $0.1 million, or 6.3%, to $2.1 million; however, as a percentage of revenue, G&A improved to 7.0% from 7.3% in the 2013 second quarter.

Pre-opening costs increased by $0.1 million, or 13.2%, to $0.9 million from $0.8 million in the prior-year period.  As a percentage of revenue, preopening costs remained consistent with the prior-year period at 3.0%.

Depreciation and amortization as a percentage of revenue increased to 8.3% from 6.7% in the 2013 second quarter, primarily due to the increase in real estate purchases as an alternative to leasing.

Adjusted EBITDA was up 21.7% to $3.9 million. As a percent of revenue, Adjusted EBITDA expanded 110 basis points to 12.9% compared with the prior-year period. Restaurant-level EBITDA increased 15.8% to $6.0 million and was 19.9% of revenue, an 80 basis point improvement. (1)DRH believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA and adjusted EBITDA, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA and adjusted EBITDA in the supplemental tables included at the end of this release.) (1)

Net loss for the second quarter was $0.1 million compared with break-even for the prior-year period, and unchanged on a per share basis.

First Half 2014 Review

Total revenue for the six months ended June 29, 2014 was $60.5 million, an increase of $6.4 million, or 11.9%, over the same period in 2013. The increase reflected $5.9 million that was generated from the opening of nine restaurants and $0.5 million from a 1.2% increase in comparable-store sales.

Restaurant-level EBITDA was up 20.9% to $11.8 million. Adjusted EBITDA increased 21.2% to $7.6 million for the first half of 2014 compared with last year’s first six months. (See reconciliation of restaurant-level EBITDA and adjusted EBITDA in the supplemental tables included at the end of this release.) (1)

Net income for six months ended June 29, 2014 was $0.3 million, a slight increase over the comparable period in 2013.

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

Solid Cash Position and Flexibility for Growth

Cash, cash equivalents and investments were $17.3 million at June 30, 2014, compared with $18.1 million at December 29, 2013. The Company believes that its existing cash, cash from operations and its credit facility will be sufficient to meet its operational funding, development, and obligations for at least the next twelve months.

Fiscal 2014 Outlook

The following expectations for fiscal year 2014 include the expected impact of the recent acquisition of three BWW locations:

●	Continue the Company’s peer-leading 20+% organic unit growth, with the planned opening of eight locations during the second half of 2014.

●

Revenue for fiscal year 2014 is expected to be in the range of $128 million to $133 million, up from the previous range of $125 million to $130 million. The adjusted range represents an increase of approximately 17% to 22% over 2013.

●	The Company’s adjusted EBITDA is expected to be in the range of $14 million to $15 million. Restaurant-level EBITDA for 2014 is expected to be around $22.6 million to $24.1 million.

Mr. Ansley concluded, “We continue to make great progress and are excited about our sustained level of growth. Our team is energized and excited to be a part of a growing brand and our marketing efforts have greatly increased local coverage of our restaurants. We are anticipating a stronger impact with our fall campaign. We focus on our customers, delivering satisfaction and giving them every reason to return to our stores. We are diligent and believe the Bagger Dave’s concept we are developing will become a broader known brand in time.”

Webcast and Conference Call

DRH will host a conference call and webcast on Friday, August 8, 2014 at 10:00 a.m. Eastern Time, during which management will review the financial and operating results for the second quarter and discuss its corporate strategies and outlook. The review will be accompanied by a slide presentation which will be made available prior to the conference call on the Company’s website at www.diversifiedrestaurantholdings.com. A question and answer session will follow.

The teleconference can be accessed by calling (201) 493-6780. The webcast can be monitored on the Company’s website at www.diversifiedrestaurantholdings.com.

A telephonic replay will be available from 1:00 p.m. Eastern Time on the day of the teleconference through Friday, August 15, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13585597, or access the webcast replay via the Company’s website where a transcript will also be posted once available.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) (“DRH” or the “Company”) owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. Currently, there are 20 company-owned Bagger Dave's restaurants in Michigan and Indiana. DRH plans to open six additional company-owned locations during 2014 in Indiana and Michigan. For more information, visit www.baggerdaves.com.

The Company also operates 40 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, and Florida, with an Area Development Agreement to open an additional 12 locations by 2017. DRH plans to open two additional units in 2014.

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information contact:
Investor Contact:	Company Contact:
Deborah K. Pawlowski	David G. Burke
Kei Advisors LLC	Chief Financial Officer
716.843.3908	248.223.9160
dpawlowski@keiadvisors.com

FINANCIAL TABLES TO FOLLOW

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Revenue	$30,009,621	$26,962,970	$60,482,635	$54,042,084

Operating expenses
Restaurant operating costs
Food, beverage, and packaging	8,622,748	8,001,240	17,328,171	16,577,287
Compensation costs	7,771,429	6,882,597	15,765,096	13,931,499
Occupancy	1,523,399	1,571,097	3,178,950	3,104,102
Other operating costs	6,127,461	5,357,337	12,407,556	10,663,971
General and administrative expenses	2,099,684	1,975,825	4,212,246	3,499,955
Pre-opening costs	910,115	803,798	1,454,136	1,396,524
Depreciation and amortization	2,498,871	1,813,549	4,746,331	3,469,033
Loss on disposal of property and equipment	164,255	25,667	320,320	60,741
Total operating expenses	$29,717,962	$26,431,110	$59,412,806	$52,703,112

Operating profit	$291,659	$531,860	$1,069,829	$1,338,972

Interest expense	(476,634)	(585,637)	(953,035)	(1,054,848)
Other income, net	5,607	22,224	18,637	24,543

Income (loss) before income taxes	$(179,368)	$(31,553)	$135,431	$308,667

Income tax provision (benefit)	(78,872)	(35,190)	(131,930)	66,630

Net income (loss)	$(100,496)	$3,637	$267,361	$242,037

Basic Earnings Per Share	$0.00	$0.00	$0.01	$0.01
Fully Diluted Earnings Per Share	$0.00	$0.00	$0.01	$0.01

Weighted Average Shares Outstanding
Basic	26,067,958	24,680,247	26,058,381	21,820,046
Diluted	26,067,958	24,810,611	26,159,406	21,931,879

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 29,
	2014	December 29,
	(unaudited)	2013
ASSETS

Current assets
Cash and cash equivalents	$9,302,130	$9,562,473
Investments	7,988,342	8,561,598
Accounts receivable	287,239	1,248,940
Inventory	1,122,679	1,017,626
Prepaid assets	457,663	555,144
Total current assets	19,158,053	20,945,781

Deferred income taxes	1,371,023	1,162,761
Property and equipment, net	67,916,250	58,576,734
Intangible assets, net	3,182,243	2,948,013
Goodwill	8,578,776	8,578,776
Other long-term assets	190,908	121,668
Total assets	$100,397,253	$92,333,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,204,002	$4,416,092
Accrued compensation	1,939,610	2,060,082
Other accrued liabilities	1,190,959	809,104
Current portion of long-term debt	10,337,974	8,225,732
Current portion of deferred rent	386,997	306,371
Total current liabilities	19,059,542	15,817,381

Deferred rent, less current portion	2,961,013	3,420,574
Unfavorable operating leases	730,749	759,065
Other liabilities	543,276	327,561
Long-term debt, less current portion	42,708,675	38,047,589
Total liabilities	66,003,255	58,372,170

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,074,064 and 26,049,578, respectively, issued and outstanding	2,581	2,580
Additional paid-in capital	35,455,649	35,275,255
Accumulated other comprehensive loss	(260,685)	(245,364)
Accumulated deficit	(803,547)	(1,070,908)
Total stockholders' equity	34,393,998	33,961,563

Total liabilities and stockholders' equity	$100,397,253	$92,333,733

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 29,	June 30,
	2014	2013
Cash flows from operating activities
Net income	$267,361	$242,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,766,434	3,469,033
Realized loss on sales of investments	19,175	-
Write off of loan fees	-	76,408
Loss on disposal of property and equipment	320,320	60,741
Share-based compensation	153,007	135,105
Deferred income taxes	(200,367)	34,764
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	961,701	(59,008)
Inventory	(105,053)	(274,428)
Prepaid assets	97,481	(70,687)
Intangible assets	(193,119)	(557,933)
Other long-term assets	(69,240)	(294,650)
Accounts payable	772,281	(1,380,012)
Accrued liabilities	426,825	21,598
Deferred rent	(378,935)	686,598
Net cash provided by operating activities	6,837,871	2,089,926
Cash flows from investing activities
Purchases of investments	(7,469,555)	(12,740,132)
Proceeds from sale of investments	8,050,693	-
Purchases of property and equipment	(14,361,329)	(9,878,354)
Net cash used in investing activities	(13,780,191)	(22,618,486)
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,445,616	52,402,101
Repayments of long-term debt	(3,672,288)	(56,803,584)
Payment of loan fees	(118,739)	-
Proceeds from employee stock purchase plan	27,388	-
Proceeds from sale of common stock, net of underwriter fees	-	31,999,881
Net cash provided by financing activities	6,681,977	27,598,398
Net (decrease) increase in cash and cash equivalents	(260,343)	7,069,838
Cash and cash equivalents, beginning of period	9,562,473	2,700,328
Cash and cash equivalents, end of period	$9,302,130	$9,770,166

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Diversified Restaurant Holdings 2014 Second Quarter Revenue Increases 11.3%; Continues Strong Cash Generation for Growth

August 8, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income (Loss) and Restaurant-Level and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Net income (loss) attributable to DRH	$(100,496)	$3,637	$267,361	$242,037
+ Income tax provision	(78,872)	(35,190)	(131,930)	66,630
+ Interest expense	476,634	585,637	953,035	1,054,848
+ Other income, net	(5,607)	(22,224)	(18,637)	(24,543)
+ Loss on disposal of property and equipment	164,255	25,667	320,320	60,741
+ Depreciation and amortization	2,498,871	1,813,549	4,746,331	3,469,033
EBITDA	$2,954,785	$2,371,076	$6,136,480	$4,868,746
+ Pre-opening costs	910,115	803,798	1,454,136	1,396,524
Adjusted EBITDA	$3,864,900	$3,174,874	$7,590,616	$6,265,270
Adjusted EBITDA margin (%)	12.9%	11.8%	12.6%	11.6%
+ General and administrative	2,099,684	1,975,825	4,212,246	3,499,955
Restaurant–Level EBITDA	$5,964,584	$5,150,699	$11,802,862	$9,765,225
Restaurant–Level EBITDA margin (%)	19.9%	19.1%	19.5%	18.1%

(1) Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring acquisition related expenses in Q1 2013 and non-recurring expenses related to the NASDAQ listing in Q2 2013. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;
•

Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and
•	Restaurant-Level EBITDA does not reflect general and administrative expenses.

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